Exhibit 99.1

Press Release	Contact: Michael Wolf (312) 274-2070 mwolf@spplus.com

SP PLUS CORPORATION ANNOUNCES LEADERSHIP SUCCESSION PLAN

CEO James A. Wilhelm Transitioning To Chairman Role

At Year End; Current President and COO

G Marc Baumann To Assume CEO Role

CHICAGO, October 27, 2014 — SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced the implementation of a leadership succession plan. In accordance with the Company’s internal plans, James A. Wilhelm, its Chief Executive Officer, will retire on December 31, 2014 after nearly thirty years with the organization.  Mr. Wilhelm will transition into the Chairman role effective January 1, 2015.  The Company’s current Chairman, Robert S. Roath, will remain on the Board and will chair its Audit and Compensation Committees.

Upon Mr. Wilhelm’s retirement, G Marc Baumann, the Company’s current President and Chief Operating Officer, will assume the role of President and Chief Executive Officer.  Mr. Baumann also will join the Company’s Board of Directors, which will expand to nine members.  The Company does not currently intend to appoint a new Chief Operating Officer.

Robert S. Roath, the Board’s current Chairman, stated, “On behalf of the Board and everyone associated with SP+, I want to thank Jim for his outstanding, dedicated service to the Company over three decades.  His vision and leadership have been the driving force behind the Company’s dramatic growth and consistent strong performance.  During Jim’s 13 year tenure as CEO, the Company has successfully evolved from a singular, privately-owned parking management company into a publicly-held, premier provider of a diverse array of parking, ground transportation and other real estate based services. We are very pleased that Jim will remain part of the Company as Chairman and look forward to benefiting from his knowledge and expertise.”

Commenting on the executive transition, Mr. Wilhelm stated, “My 30 years at SP+ have been a wonderful experience and I have been fortunate to collaborate with an excellent group of professionals through the years.  With the imminent completion of our two-year integration plan following the merger of Central Parking and Standard Parking and the subsequent creation of SP+, the Company is poised to continue and even accelerate its growth across multiple service lines and markets.  We believe this is a perfect time to transition the Company’s day-to-day leadership.

“I have had the pleasure of working alongside Marc Baumann for the last 14 years. Under his stewardship as CFO, we maintained and grew our financial strength, and Marc was instrumental in setting and executing key components of our strategic plan.  He played a crucial role in the acquisition and integration of Central Parking, which has doubled the Company’s size and created tremendous earnings and cash flow potential.  In addition, Marc has successfully led our operations teams for the past two years, most recently as President and Chief Operating Officer.  His knowledge of our business and industry is outstanding, and his leadership abilities will serve the Company extremely well.  I can think of no one more qualified and prepared to assume the CEO role than Marc.”

Mr. Baumann stated, “I very much appreciate the trust that Jim and the Board have placed in me, and look forward to an exciting future.  With the integration process on the verge of completion, we’re poised to take advantage of numerous opportunities that lie before us as we focus on the execution of our growth strategy.”

About SP+

SP Plus Corporation provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports.  The Company’s USA Parking System subsidiary is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

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